November 21, 2001

STOKELY–VAN CAMP, INC.

Notice of Redemption
of
5% Cumulative Prior Preference Stock

REDEMPTION DATE: December 21, 2001

        NOTICE IS HEREBY GIVEN THAT, pursuant to the provisions of the Certificate of Incorporation of Stokely-Van Camp, Inc., an Indiana corporation (the “Company”), resolutions duly adopted by its Board of Directors and the terms of its 5% Cumulative Prior Preference Stock, the Company has called for redemption and will redeem at 5:00 p.m., New York City time, on December 21, 2001 (the “Redemption Date”) all outstanding shares of its 5% Cumulative Prior Preference Stock (the “Preferred Shares”) at the price of (i) $21.00 per Preferred Share plus (ii) $0.269 per Preferred Share (being an amount equal to accrued and unpaid dividends to the Redemption Date), for a total redemption price (“Redemption Price”) of $21.269 per Preferred Share. Dividends on the Preferred Shares will cease to accrue on and after the Redemption Date, and on and after the Redemption Date all outstanding Preferred Shares shall be deemed to have been redeemed on such date, whether or not the certificates for such Preferred Shares shall be surrendered for redemption in accordance with the instructions set forth below. From and after the Redemption Date, such Preferred Shares shall cease to represent any interest whatsoever in the Company or its property, and the holders of such Preferred Shares shall have no rights other than the right to receive payment of the Redemption Price, without any interest thereon from and after such date, upon presentation and surrender of the certificates representing the Preferred Shares as provided for below.

        Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender for cancellation of the certificates representing the Preferred Shares at the place designated below, properly endorsed in blank for transfer, or accompanied by proper instruments of assignment or transfer in blank, with signatures guaranteed, and bearing all necessary transfer tax stamps thereto affixed and cancelled:

BY MAIL	BY OVERNIGHT DELIVERY	BY HAND
The Bank of New York Reorganization Services P.O. Box 11248 Church Street Statio New York, NY 10286-1248	The Bank of New York Reorganization Services 385 Rifle Camp Road Floor 5 West Paterson, NJ 07424	The Depository Trust Company 55 Water Street New York, NY 10041 Bank of New York Window Jeanette Park entrance

        If surrender of certificates of Preferred Shares is by mail, the use of registered insured mail is suggested.

        Any funds deposited by the Company with the Redemption Agent for payment to holders surrendering certificates of Preferred Shares being redeemed and unclaimed at the end of six (6) years from the Redemption Date shall be repaid to the Company upon its request, after which repayment the holders of such Preferred Shares so called for redemption shall look only to the Company for the payment of the Redemption Price. Any interest accrued on any funds so deposited shall belong to the Company and shall be paid to it from time to time.

STOKELY-VAN CAMP, INC.